Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@webmd.net	jnewman@webmd.net
212-624-3817	212-624-3912
WebMD and Marketing Technology Solutions Terminate Merger Agreement
WebMD Acquires Minority Interest in MTS and Enters into
Advertising Services Agreement
New York, NY (November 19, 2008) — WebMD Health Corp. (Nasdaq: WBMD), the leading source of health information, today announced that it and Marketing Technology Solutions Inc., the owner of QualityHealth.com, have mutually terminated the previously announced merger agreement.
WebMD announced today that it has entered into an advertising services agreement with MTS. In addition, WebMD has acquired a minority preferred interest in MTS. Financial terms were not disclosed.
Under the advertising services agreement, WebMD will represent a portion of QualityHealth.com’s media inventory in the marketplace and WebMD will provide QualityHealth.com with limited access to certain of its inventory.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of HLTH Corporation (Nasdaq: HLTH).
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
About Marketing Technology Solutions
Marketing Technology Solutions (MTS), is an online marketing services company providing performance-based marketing solutions to leading healthcare advertisers. MTS specializes in connecting clients’ brands with health-conscious consumers through targeted consumer lead generation, patient education and online advertising. MTS delivers its solutions through its network of Web sites, QualityHealth.com, Healthpages.com and Nubella.com, whose millions of members rely on the sites for health and wellness news, tips, tools, support groups, and patient education.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: the benefits expected from the transaction referred to in this press release, from deployment of new products and services and from other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
WebMD®, WebMD Health®, Medscape®, eMedicine®, MedicineNet®, RxList® ;, Subimo®, Medsite®, The Little Blue Book® and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.